                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE BISYS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                                                                      BISYS LOGO

                             THE BISYS GROUP, INC.
                           90 PARK AVENUE, 10TH FLOOR
                            NEW YORK, NEW YORK 10016
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 2001
                            ------------------------

     The Annual Meeting of Stockholders of The BISYS Group, Inc. ("BISYS" or the "Company") will be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 15, 2001, at 9:00 a.m., for the following purposes:

     1. to re-elect eight directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

     2. to consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares from 180,000,000 to 360,000,000 shares of Common Stock;

     3. to consider and vote upon a proposal to approve the Company's 2002 Employee Stock Purchase Plan;

     4. to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2002; and

     5. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on September 21, 2001 as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock outstanding on the record date is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          Kevin J. Dell Signature
                                          KEVIN J. DELL
                                          Secretary

October 19, 2001

                             THE BISYS GROUP, INC.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 2001

     This Proxy Statement is being furnished to stockholders of record of The BISYS Group, Inc. ("BISYS" or the "Company") as of September 21, 2001 (the "Record Date") in connection with the solicitation by the Board of Directors of BISYS of proxies for the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 15, 2001 at 9:00 a.m., and at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is October 19, 2001.

     As of the Record Date, the Company had outstanding 58,827,575 shares of Common Stock, $.02 par value ("Common Stock"). Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of votes cast. All other matters to properly come before the Annual Meeting require the approval of a majority of shares of Common Stock present and entitled to vote with respect to such matters, except that Proposal 2 (amendment to the Amended and Restated Certificate of Incorporation) requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes have no impact on the election of directors except to reduce the number of votes for the nominee(s). With respect to all other proposals, abstentions as to particular proposals will have the same effect as votes against such proposals, whereas broker non-votes are not counted as votes and are not included in calculating the number of votes necessary for approval, except for Proposal 2 (amendment to the Amended and Restated Certificate of Incorporation) where broker non-votes will have the effect of a vote against that proposal.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below. If any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote such shares in accordance with their own judgment.

1. ELECTION OF DIRECTORS

     Eight directors are standing for re-election to the Board at the Annual Meeting for terms expiring at the 2002 Annual Meeting. Accordingly, there are eight nominees for election as directors, and proxies may not be voted for a greater number of persons than the eight nominees named herein. The directors will continue to serve until their respective successors are duly elected and qualified.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the eight nominees for the Board of Directors named below. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares of Common Stock covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

                       NOMINEES FOR ELECTION AS DIRECTOR

                                                                                            SERVED AS
NAME                                                   PRINCIPAL OCCUPATION               DIRECTOR SINCE
----                                                   --------------------               --------------
Lynn J. Mangum............................  Chairman of the Board and Chief Executive     1989
                                            Officer of BISYS
Denis A. Bovin............................  Vice Chairman -- Investment Banking, and      2001
                                            Senior Managing Director, Bear Stearns &
                                            Co. Inc., a financial services firm
Robert J. Casale..........................  Until retirement, Group President,            1997
                                            Brokerage Information Services, Automatic
                                            Data Processing, Inc., a financial
                                            services processing firm
Thomas A. Cooper..........................  Chairman, TAC Associates, a financial         1997
                                            advisory and investment firm.
Jay W. DeDapper...........................  Until retirement, Executive Vice President    1989
                                            (Operations) NL Industries, Inc., a metal,
                                            chemical and petroleum company.
John J. Lyons.............................  President and Chief Operating Officer,        1992
                                            Keefe Managers, Inc., a New York
                                            City-based asset management firm and
                                            registered investment company.
Thomas E. McInerney.......................  General Partner of Welsh, Carson, Anderson    1989
                                            & Stowe, a New York investment firm
Joseph J. Melone..........................  Until retirement, President and Chief         1999
                                            Executive Officer, The Equitable Cos.,
                                            Inc., an insurance company

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director and each other executive officer of BISYS:

NOMINEES

     MR. MANGUM, 59, has served as a Director and as Chairman of the Board and Chief Executive Officer of the Company since it was founded in August 1989. Prior to August 1989, he served as a Corporate Vice President of Automatic Data Processing, Inc. ("ADP") and as Division President of ADP's Employer Services National Accounts Division since December 1988. Prior thereto, he served for 22 years in various capacities in ADP's Financial Services Group including, among other positions, Division President of the predecessor company of the Company since 1983.

     MR. BOVIN, 53, was appointed by the Board as a Director in June 2001. Mr. Bovin is Vice Chairman -- Investment Banking, and Senior Managing Director, of Bear Stearns & Co. Inc., a financial services firm. Prior to joining Bear Stearns in 1992, Mr. Bovin spent more than two decades at Salomon Brothers Inc. and headed that firm's Investment Banking Corporate Coverage and Capital Markets Divisions after previously heading the firm's Communications and Technology Group. He is a member of the Board of Directors of Bear Stearns & Co. and IDT Corporation, an international telecommunications and Internet carrier.

     MR. CASALE, 62, has served as a Director of the Company since 1997. Mr. Casale is the former Group President, ADP, Brokerage Information Services, a position in which he served from 1988 to 1997. His experience also includes serving as Managing Director, Mergers & Acquisitions/Corporate Finance of the High Technology Group of Kidder, Peabody & Co. and more than 10 years in various executive positions with AT&T, including President-elect of AT&T's Special Markets Group, responsible for major joint ventures and partnerships. He is a member of the Board of Directors of The Provident Mutual Life Insurance Company and Wall Street Access, a privately held New York Stock Exchange member firm.

     MR. COOPER, 65, has served as a Director of the Company since 1997. Mr. Cooper is and has been Chairman of TAC Associates, a financial advisory and investment firm, since 1996, and Chairman of Flatiron Credit Company, a finance company, since 1997. He previously served since its formation and until 1996 as Chairman of TAC Bancshares, Inc., a holding company formed in 1991 to acquire and operate financial service institutions. From August 1993 to August 1996, he served as Chairman, President and Chief Executive Officer of Chase Federal Bank, Florida, following the acquisition and merger of Chase Federal Bank and Financial Federal Bank by TAC Bancshares in August 1993. He is a member of the Board of Directors of Renaissance Reinsurance, a publicly held reinsurance company.

     MR. DEDAPPER, 77, has served as a Director of the Company since 1989. Prior to his retirement in 1981, he served for more than five years as Executive Vice President (Operations) of NL Industries, Inc., a metal, chemical and petroleum company, and served on its Board of Directors.

     MR. LYONS, 61, has served as a Director of the Company since 1992. Since February 1999, Mr. Lyons has served as President and Chief Operating Officer of Keefe Managers, Inc., a New York City-based asset management firm and registered investment company. From September 1997 to February 1999 he served as President and Chief Executive Officer of Gateway American Bank of Florida, a community bank headquartered in Ft. Lauderdale, Florida. From August 1996 to April 1997, Mr. Lyons served as President and Chief Executive Officer of Regent National Bank, Philadelphia, Pennsylvania. From April 1995 to August 1996, he served as President and Chief Executive Officer and a Director of Monarch Savings Bank, FSB, Clark, New Jersey. From December 1993 until April 1995, he was President and Chief Executive Officer of Jupiter Tequesta National Bank, a national bank headquartered in Tequesta, Florida. From 1980 until December 1993, he was President and Chief Executive Officer of Lyons, Zomback & Ostrowski, Inc., a New York-based bank and thrift consulting firm. That firm became a subsidiary of Advest Group, Inc., a holding company with a brokerage firm as its principal subsidiary. Mr. Lyons was Vice Chairman of Advest, Inc. during 1993 and from 1989 through 1993 was a member of its Board of Directors. He is a director of Gateway American Bank of Florida, a publicly held banking company and Donegal Group, Inc., a publicly held insurance company.

     MR. MCINERNEY, 60, has served as a Director of the Company since 1989. Mr. McInerney is, and has been since 1987, a general partner of Welsh, Carson, Anderson & Stowe, a private equity investor specializing in the information processing and healthcare industries, and is a general partner of the respective sole general partners of its associated limited partnerships. He is a director of the following publicly held companies: SpectraSite Holdings Inc., a provider of wireless communication transmitting and receiving facilities; Centennial Communications Corporation, a provider of voice and data communications services; and Savvis Communications Corp., an international network services provider. He is also a director of several private companies.

     MR. MELONE, 70, has served as a Director of the Company since August 1999. He retired as President and Chief Executive Officer of The Equitable Cos., Inc. in 1998, a position in which he served since 1996. He previously served from 1992 through 1995 as President and Chief Operating Officer of the company upon its formation in 1992 after serving two years in the same position for its principal insurance subsidiary, The Equitable Life Assurance Society of the United States. Prior to joining Equitable, Mr. Melone served as President of The Prudential Insurance Company of America. He is a member of the Board of Directors of Foster Wheeler Corporation, a publicly held engineering and construction company. He also serves as Chairman of the Board of Horace Mann Educators Corp., a publicly held insurance company.

     Each director is elected annually and holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified. Each non-employee director (i.e., directors other than Mr. Mangum) receives a $15,000 annual retainer and a $1,000 fee for personal attendance at each meeting, including committee meetings held other than the day of a Board meeting. Mr. Mangum does not receive any compensation for his services as a director. Pursuant to the Company's Non-Employee Directors' Stock Option Plan, as amended (the "Non-Employee Directors' Stock Option Plan"), which became effective, as amended, at the 1997 Annual Meeting of Stockholders, each person who was a non-employee director of the Company at that time (i.e., nominees other than Messrs. Mangum, Bovine and Melone) was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $15.125 per share, the fair market value of a share of Common Stock on the date of grant. Pursuant to the Non-Employee Directors' Stock Option Plan, each non-employee director of the Company elected thereafter by stockholders is granted an option to purchase 25,000 shares of Common Stock upon his initial election by stockholders as a director. Accordingly, Mr. Melone was granted an option to purchase 25,000 shares of Common Stock upon his initial election by stockholders as a director at the November 12, 1999 Annual Meeting of Stockholders at an exercise price of $27.25 per share, the fair market value on the date of grant. Likewise, Mr. Bovin will be granted an option to purchase 25,000 shares of Common Stock assuming his election by stockholders at the November 15, 2001 Annual Meeting with an exercise price equal to the closing price of a share of Common Stock of the Company on November 14, 2001. Each such option vests 20% on the date of grant and 20% upon such director's re-election by stockholders at subsequent annual meetings until such option is fully vested. Each such option is exercisable to the extent vested. A new stock option for an additional 25,000 shares of Common Stock will be granted to a non-employee director upon re-election at the next annual meeting after the annual meeting at which any prior option becomes fully vested. All stock options under the Non-Employee Directors' Plan are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. There are 550,000 shares of Common Stock authorized and reserved for issuance in connection with the grant of options under the Non-Employee Directors' Stock Option Plan, of which 171,200 shares are currently available for future option grants.

     During fiscal 2001, the Board of Directors of the Company held five meetings. The standing committees of the Board of Directors are the Audit Committee, whose current members are Messrs. Cooper, DeDapper and Melone, and the Compensation Committee, whose current members are Messrs. Casale and Lyons. The Audit Committee routinely consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held four meetings during fiscal 2001. The Compensation Committee reviews and makes recommendations with respect to the salary and incentive compensation of the Chief Executive Officer and his direct reports, and certain other employees of the Company and its subsidiaries whose salaries are in excess of specified levels; administers the Company's stock option plans, including the granting of stock options and rights to purchase Common Stock; and administers the Company's annual Employee Stock Purchase Plan, as approved by the stockholders. The Compensation Committee held four meetings during fiscal 2001. The Board of Directors of the Company does not have a standing Nomination Committee. During fiscal 2001, all of the Company's directors attended at least 75% of the meetings of the Board of Directors and all committees on which they served.

OTHER EXECUTIVE OFFICERS

     ANDREW C. CORBIN, 38, serves as Senior Vice President, Chief Financial Officer and Treasurer. He was elected to this position in August 2001. Since joining the Company in 1996, he has served in a number of senior finance positions, including Senior Vice President, Finance of the Investment Services and Information Services Groups. Prior to joining the Company, he served in various corporate finance positions with The Limited, Inc., a public company specialty retailer, and General Motors Company, a public company automobile manufacturer.

     KEVIN J. DELL, 45, serves as Executive Vice President, General Counsel and Secretary. He previously served since 1998 as Senior Vice President, having joined the Company as Vice President, General Counsel and Secretary in 1996. From 1993 until he joined the Company, he served as Vice President, General Counsel and Secretary of Concurrent Computer Corporation, a public company supplier of real-time computer systems.

     J. ROBERT JONES, 48, serves as Executive Vice President, Business Development. He previously served as Senior Vice President, Business Development since 1996 and in a similar position within the BISYS organization since 1991. From March 1989 to June 1991, Mr. Jones served as Vice President, Sales and Marketing.

     NEIL P. MARCOUS, 53, serves as Executive Vice President, Strategic Marketing and Technology. He joined the Company in May 1998 as Executive Vice President, including responsibilities as Group President,

Marketing and Information Services. Prior to joining the Company, he served as Vice President/General Manager of the Electronic Commerce Division of Electronic Data Systems, Inc., a provider of information technologies services including electronic funds transfer services, since joining that company in 1989. He served as a Director of the Company from 1994 to 1998.

     WILLIAM W. NEVILLE, 47, serves as Executive Vice President, including responsibilities as Group President, Information Services, a position to which he was promoted in September 2000. He previously served since 1997 as President of the Banking Solutions division. He joined the Company in 1992 as Senior Vice President/General Manager Sales, Eastern Region of the Banking Solutions division.

     LEONARD L. REYNOLDS, 56, serves as Executive Vice President, including responsibilities as Group President, Insurance and Education Services. He joined the Company in July 2000 as Group President following the Company's acquisition of Ascensus Insurance Services, Inc. where he served as President from the time it was founded in 1996. Prior to joining Ascensus, he served as President of Accordia Personal Benefits of Utah, Inc., an insurance carrier, from 1992 to 1996.

     MARK J. RYBARCZYK, 46, serves as Executive Vice President, Human Resources. He previously served as Senior Vice President, Human Resources since 1993. He has also served as Vice President, Human Resources of the Company and its predecessor company since June 1987 and Director, Human Resources since October 1984.

     DENNIS R. SHEEHAN, 45, serves as President and Chief Operating Officer. He was promoted to this position in August 2001 after serving as Executive Vice President, Chief Financial Officer and Treasurer of the Company since February 1998. Prior to that time he served as Senior Vice President, Finance of the Company, which became an executive officer position in 1997. He served in a similar position within the BISYS organization since joining the Company in March 1995 in connection with the acquisition of Concord Holding Corporation, an investment services public company, where he had served since 1992 in various executive officer positions, including Executive Vice President and Chief Financial Officer.

     WILLIAM J. TOMKO, 43, serves as Executive Vice President, including responsibilities as Group President, Investment Services, a position to which he was promoted in September 2000. He previously served as President of the BISYS Fund Services division since 1999 and served in various other senior management and executive officer positions with that company since joining BISYS in 1993 following its acquisition of the Winsbury Group, an investment services firm.

     Executive officers serve at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of Forms 3, 4 and 5 submitted to the Company during and with respect to fiscal 2001, all statements of beneficial ownership that were required to be filed with the Securities and Exchange Commission (the "Commission") were timely filed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, based on filings with the Commission for the period ended June 30, 2001, with respect to the shares of Common Stock beneficially owned by stockholders reporting ownership of more than 5% of the 58,422,269 shares of Common Stock outstanding as of June 30, 2001:

                                                               NUMBER OF SHARES     PERCENT
BENEFICIAL OWNER                                              BENEFICIALLY OWNED    OF CLASS
----------------                                              ------------------    --------
FMR Corp. ..................................................     5,833,116(1)         10.0%
  82 Devonshire Street
  Boston, MA 02109

T. Rowe Price Associates, Inc. .............................     4,545,600(2)          7.8%
  100 East Pratt Street
  Baltimore, Maryland 21202

Massachusetts Financial Services Company....................     3,462,294(3)          5.9%
  500 Boylston Street, 15th floor
  Boston, MA 02116

---------------
(1) The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 688,586 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 806,200 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(3) The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 3,194,244 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

     The following table sets forth, as of the September 21, 2001 record date, certain information with respect to the shares of Common Stock beneficially owned by (i) each director, (ii) each of the persons for whom compensation information is disclosed below under the heading "Executive Compensation," and
(iii) all the Company's directors and executive officers at September 21, 2001 as a group.

                                                                  NO. OF SHARES        PERCENT
BENEFICIAL OWNER                                              BENEFICIALLY OWNED(1)    OF CLASS
----------------                                              ---------------------    --------
Lynn J. Mangum..............................................          725,002(2)         1.2%
Denis A. Bovin..............................................            5,000(3)           *
Robert J. Casale............................................           20,000(4)           *
Thomas A. Cooper............................................           49,416(5)           *
Jay W. DeDapper.............................................           40,800(6)           *
John J. Lyons...............................................           61,200(7)           *
Thomas E. McInerney.........................................           93,584(8)           *
Joseph J. Melone............................................           34,000(9)           *
Dennis R. Sheehan...........................................          246,661(10)          *
J. Robert Jones.............................................          304,934(11)          *
Mark J. Rybarczyk...........................................          322,240(12)          *
Kevin J. Dell...............................................           93,050(13)          *
All directors and executive officers as a group (17
  persons)..................................................        2,263,375(14)        3.8%

---------------
  *  Less than 1.0%.

 (1) Each person has sole voting and investment power with respect to the shares shown as beneficially owned by him. Assumes re-election of nominees for Director and resulting vesting of certain stock options pursuant to the Company's Non-Employee Directors' Stock Option Plan.

 (2) Includes an aggregate of 148,000 shares subject to stock options exercisable as of November 20, 2001 (60 days from the record date for the Annual Meeting).

 (3) Includes an aggregate of 5,000 shares subject to stock options exercisable as of November 20, 2001.

 (4) Includes an aggregate of 20,000 shares subject to stock options exercisable as of November 20, 2001.

 (5) Includes an aggregate of 10,000 shares subject to stock options exercisable as of November 20, 2001.

 (6) Includes an aggregate of 39,800 shares subject to stock options exercisable as of November 20, 2001.

 (7) Includes an aggregate of 51,323 shares subject to stock options exercisable as of November 20, 2001.

 (8) Includes an aggregate of 42,900 shares subject to stock options exercisable as of November 20, 2001.

 (9) Includes an aggregate of 30,000 shares subject to stock options exercisable as of November 20, 2001.

(10) Includes an aggregate of 127,196 shares subject to stock options exercisable as of November 20, 2001.

(11) Includes an aggregate of 113,874 shares subject to stock options exercisable as of November 20, 2001.

(12) Includes an aggregate of 120,378 shares subject to stock options exercisable as of November 20, 2001.

(13) Includes an aggregate of 58,000 shares subject to stock options exercisable as of November 20, 2001.

(14) Includes an aggregate of 969,087 shares subject to stock options exercisable as of November 20, 2001.

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended June 30, 2001, 2000, and 1999, certain compensation information as to the Chief Executive Officer, and each of the four most highly compensated executive officers of the Company serving as executive officers at June 30, 2001 ("Named Executive Officers").

                                                                   LONG TERM COMP-
                                                                   ENSATION AWARDS
                                          ANNUAL COMPENSATION     ------------------
                                          --------------------           (G)                (I)
                                            (C)         (D)           SECURITIES         ALL OTHER
              (A)                 (B)      SALARY      BONUS          UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)         ($)       OPTIONS/SARS(#)(1)       ($)(2)
---------------------------       ----    --------    --------    ------------------    ------------
Lynn J. Mangum..................  2001    661,808     756,000          637,675            708,411
  Chairman of the Board, and      2000    595,057     605,000          315,232             37,797
  Chief Executive Officer         1999    534,077     510,000          130,000             39,436
Dennis R. Sheehan...............  2001    337,750     350,000          219,890            125,996
  President and Chief             2000    277,768     315,000          109,000             13,297
  Operating Officer               1999    242,346     275,000           60,000              8,487
J. Robert Jones.................  2001    284,346     340,000          213,891            293,754
  Executive Vice President,       2000    256,385     310,000          112,000             32,284
  Business Development            1999    236,462     260,000           60,000             26,992
Mark J. Rybarczyk...............  2001    256,519     220,000          193,082            211,761
  Executive Vice President,       2000    212,769     220,000           88,258             27,346
  Human Resources                 1999    176,154     200,000           50,000             21,431
Kevin J. Dell...................  2001    290,577     240,000          106,795             98,855
  Executive Vice President,       2000    244,577     210,000           61,230             12,850
  General Counsel and Secretary   1999    213,808     150,000           50,000              8,927

---------------
(1) For fiscal year 2000 and 2001, includes reload options as follows: Mr. Mangum (145,232 and 457,675); Mr. Sheehan (29,000 and 119,890); Mr. Jones
    (32,000 and 133,891); and Mr. Rybarczyk (28,258 and 123,082); and Mr. Dell
    (1,230 and 26,795).

(2) For fiscal years 1999, 2000 and 2001 includes (i) the Company's matching contribution under the Company's 401(k) Plan as follows: Mr. Mangum ($5,000, $5,250 and $5,250); Mr. Sheehan ($5,000, $5,600 and $6,225); Mr. Jones
    ($5,000, $5,300 and $5,700); Mr. Rybarczyk ($5,300, $5,600, and $5,250); and
    Mr. Dell ($5,375, $5,276 and $5,014); (ii) the economic value of a "split dollar" life insurance policy as follows: Mr. Mangum ($5,186, $4,297 and $4,668); Mr. Sheehan ($737, $822 and $923); Mr. Jones ($992, $984 and
    $1,106); Mr. Rybarczyk ($631, $746 and $833); and Mr. Dell ($702, $824 and
    $948); (iii) the value of the Company's matching contribution under a voluntary executive deferred compensation program as follows: Mr. Mangum ($19,250, $28,250 and $36,500); Mr. Sheehan ($2,750, $6,875 and $7,875); Mr.
    Jones ($21,000, $26,000 and $30,000); Mr. Rybarczyk ($15,500, $21,000 and
    $24,250); and Mr. Dell ($2,850, $6,750 and $9,450). For fiscal year 2001, includes a bonus estimated to cover the interest payable on a loan made to each of the Named Executive Officers in 1999 to pay the exercise price of certain stock options and related income taxes, grossed up to cover the income taxes payable in respect of such bonus as follows: Mr. Mangum ($661,993); Mr. Sheehan ($110,973); Mr. Jones ($256,948); Mr. Rybarczyk
    ($181,429); and Mr. Dell ($83,443).

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2001. The per share exercise price for all options is the last sale price on the NASDAQ National Market System on the trading day before the option grant. The first grant shown for each named Executive Officer represents the customary annual grant under the Company's stock option plans made in August of each year at the first Board meeting for the current fiscal year. The remaining options were granted under the Company's reload program (designated by the letter "R") in connection with the exercise of previously granted vested options. Under this program, options holders may use BISYS common stock to pay the exercise price of their options and have shares otherwise issuable upon such exercise to be withheld for the payment of income taxes due as a result of the exercise. They then receive a new reload option to make up for the shares they used or had withheld. Reload options have an exercise price equal to the fair market value on the date of grant. Reload options maintain the option holder's commitment to BISYS by maintaining as closely as possible the holder's aggregate net equity position -- the sum of shares owned and shares subject to option. The issuance of a reload option is not a new discretionary grant by BISYS. Rather, the issuance results from rights granted to the option holder pursuant to the reload program as part of the initial option grant. Reload options do not vest (i.e., become exercisable) for six months. The expiration date of the reload option is the same as that of the initial underlying grant.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                       NUMBER OF       % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF
                       SECURITIES        OPTIONS        EXERCISE                  STOCK PRICE APPRECIATION FOR
                       UNDERLYING        GRANTED        OR BASE                            OPTION TERM
                        OPTIONS      TO EMPLOYEES IN     PRICE      EXPIRATION    -----------------------------
NAME                    GRANTED        FISCAL YEAR       ($/SH)        DATE        5% ($)(1)       10% ($)(1)
----                   ----------    ---------------    --------    ----------    ------------    -------------
Lynn J. Mangum.......    180,000           5.3%          32.44       8/17/2010     3,671,959         9,305,464
                          60,506R          1.8%          36.94       8/22/2005       617,473         1,364,453
                          69,696R          2.1%          36.94       8/15/2006       875,541         1,986,304
                          50,112R          1.5%          36.94       8/14/2007       753,548         1,756,087
                          41,340R          1.2%          36.94       8/20/2008       729,073         1,746,256
                          28,426R          0.8%          36.94       8/20/2009       578,887         2,425,825
                          50,227R          1.5%          55.10       8/22/2005       596,415         1,284,400
                          57,855R          1.7%          55.10       8/15/2006       880,733         1,946,190
                          41,600R          1.2%          55.10       8/14/2007       779,554         1,768,541
                          34,317R          1.0%          55.10       8/20/2008       769,773         1,793,898
                          23,596R          0.7%          55.10       8/20/2009       620,759         1,486,825
Dennis R. Sheehan....    100,000           3.0%          32.44       8/17/2010     2,039,977         5,169,702
                              76R          0.0%          36.94       3/29/2005           776             1,714
                           4,446R          0.1%          36.94       8/15/2006        55,852           126,709
                           8,224R          0.2%          36.94      11/14/2006       103,312           234,380
                           7,724R          0.2%          36.94       8/14/2007       116.148           270,674
                          28,092R          0.8%          36.94       2/26/2008       422,427           984,435
                          19,114R          0.6%          36.94       8/20/2008       337,095           807,400
                           1,422R          0.0%          36.94       8/20/2009        26,959            71,326
                              64R          0.0%          55.10       3/29/2005           760             1,637
                           3,697R          0.1%          55.10       8/15/2006        56,280           124,364
                           5,199R          0.2%          55.10      11/14/2006        79,145           174,890
                           2,407R          0.1%          55.10       8/14/2007        45,105           102,329
                          13,210R          0.4%          55.10       2/26/2008       296,317           690,544
                          15,889R          0.5%          55.10       8/20/2008       356,410           830,587
                          10,326R          0.3%          55.10       8/20/2009       271,654           650,659
J. Robert Jones......     80,000           2.4%          32.44       8/17/2010     1,631,982         4,135,762
                          20,480R          0.6%          36.94       8/22/2005       209,001           461,839
                          22,180R          0.7%          36.94       8/14/2007       333,527           777,259
                          18,412R          0.5%          36.94       8/20/2008       324,714           777,747
                          13,020R          0.4%          36.94       8/20/2009       265,148           653,073
                          16,530R          0.5%          55.10       8/22/2005       196,284           422,704
                          17,902R          0.5%          55.10       8/14/2007       335,470           761,068
                          14,859R          0.4%          55.10       8/20/2008       333,306           776,744
                          10,508R          0.3%          55.10       8/20/2009       276,442           662,127

                                                                                   POTENTIAL REALIZABLE VALUE
                       NUMBER OF       % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF
                       SECURITIES        OPTIONS        EXERCISE                  STOCK PRICE APPRECIATION FOR
                       UNDERLYING        GRANTED        OR BASE                            OPTION TERM
                        OPTIONS      TO EMPLOYEES IN     PRICE      EXPIRATION    -----------------------------
NAME                    GRANTED        FISCAL YEAR       ($/SH)        DATE        5% ($)(1)       10% ($)(1)
----                   ----------    ---------------    --------    ----------    ------------    -------------
Mark J. Rybarczyk....     70,000           2.1%          32.44       8/17/2010     1,427,984         3,618,791
                           7,316R          0.2%          36.94       8/22/2005        74,661           164,981
                          17,200R          0.5%          36.94       8/15/2006       216,071           490,192
                          18,484R          0.6%          36.94       8/14/2007       277,949           647,739
                          15,344R          0.5%          36.94       8/20/2008       270,607           648,151
                           9,766R          0.3%          36.94       8/20/2009       198,882           489,855
                           5,905R          0.2%          55.10       8/22/2005        70,118           151,002
                          13,883R          0.4%          55.10       8/15/2006       211,342           467,012
                          14,918R          0.4%          55.10       8/14/2007       279,552           634,209
                          12,384R          0.4%          55.10       8/20/2008       277,788           647,365
                           7,882R          0.2%          55.10       8/20/2009       207,358           496,659
Kevin J. Dell........     80,000           2.4%          32.44       8/17/2010     1,631,982         4,135,762
                           3,688R          0.1%          36.94      11/14/2006        46,330           105,106
                           7,218R          0.2%          36.94       8/14/2007       108,539           252,942
                           3,734R          0.1%          36.94       8/20/2008        65,853           157,729
                           3,062R          0.1%          55.10      11/14/2006        46,613           103,003
                           5,992R          0.2%          55.10       8/14/2007       112,286           254,738
                           3,101R          0.1%          55.10       8/20/2008        69,559           162,103

---------------
(1) The dollar amounts shown in these columns are based on the assumed appreciation rates of 5% and 10%, as prescribed by the Commission. These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held at the end of the fiscal year ended June 30, 2001 based on the last sale price of a share of Common Stock on June 29, 2001 of $59.00.

                               SHARES                      NUMBER OF SECURITIES
                              ACQUIRED                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                 ON                         OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                              EXERCISE      VALUE              YEAR END (#)               FISCAL YEAR END
NAME                            (#)      REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                          --------   ------------   --------------------------   --------------------------
Lynn J. Mangum..............  635,266    $12,092,537            0        679,595               0    $16,299,371
Dennis R. Sheehan...........  171,686    $ 3,776,148       65,196        308,792      $2,126,396    $ 8,697,339
J. Robert Jones.............  179,052    $ 3,110,589       57,874        263,799      $2,799,243    $ 6,853,216
Mark J. Rybarczyk...........  160,328    $ 2,758,158       64,378        232,972      $3,118,346    $ 6,046,766
Kevin J. Dell...............   88,126    $ 1,888,684            0        200,155               0    $ 6,132,905

LOANS TO EXECUTIVE OFFICERS

     The Board of Directors approved and the Company made loans to the Named Executive Officers in November 1999 to assist them in exercising non-qualified stock options, retaining the underlying shares and paying the applicable taxes resulting from such exercises. The table below sets forth the loan principal for each officer and the number of shares acquired through option exercises using the loans proceeds. Of the approximately $11.3 million in principal amount of the loans, approximately $6.8 million represents the option exercise price paid to the Company. The remaining principal amount of approximately $4.5 million was used to pay withholding taxes resulting from the option exercises. Since the options exercised were non-qualified options, the resulting compensation expense is deductible for corporate income tax purposes by the Company. These loans are full recourse and are secured by that number of the shares of the Company's Common Stock acquired pursuant to the exercise of the option representing up to 120% of the principal amount of the loan. The principal is repayable the later of five years from the date of the loan or the expiration date of the option exercised using such loan proceeds. The principal is also repayable within one year of the employee's death or termination of employment due to disability and within 30 days of voluntary resignation. The loans bear interest at an annual rate of either 5.98% or 6.25% depending on the repayment date. The Board of Directors has authorized a payment to each loan recipient to cover the interest payable on the loans together with any additional individual income taxes, if any, incurred by such individual as a result of such payment to the extent that any income represented by such payment is not offset by the deductibility of the loan interest. The payment is grossed up to cover any additional taxes resulting from such payment. As of October 19, 2001, no principal amount of any loan was due. Mr. Dell repaid his loan in full in November 2000.

                                                                               NUMBER OF SHARES OF
NAME                                                        LOAN PRINCIPAL    COMMON STOCK ACQUIRED
----                                                        --------------    ---------------------
Lynn J. Mangum............................................    $5,636,968             181,407
Dennis R. Sheehan.........................................    $  941,476              32,228
J. Robert Jones...........................................    $2,479,051              91,583
Mark J. Rybarczyk.........................................    $1,718,879              52,702
Kevin J. Dell.............................................    $  570,172              14,257

EMPLOYMENT AGREEMENTS

     The Company does not have employment agreements with any of the Named Executive Officers. The Company has entered into Key Executive Separation Agreements with its executive officers. The Agreements provide for certain lump sum severance payments in the event of termination other than for cause or following a change in control of the Company. For terminations other than for cause, the executive would receive one time (one and one-half times in the case of Mr. Mangum) the sum of (i) his then current base salary and (ii) the greater of his then current fiscal year "at Plan" annual incentive target amount or the immediately prior year's annual incentive compensation settlement amount (such sum, prior to being multiplied, referred to as the "Applicable Severance Amount"). For terminations after a change in control, the executive would receive two times (three times in the case of Mr. Mangum) his Applicable Severance Amount. In the event of a change in control of the Company, the executive may unilaterally terminate his employment with the Company for any reason during the first 12 months after the change in control and, under certain circumstances, during the 13th through 36th month after the change in control. In the event of such termination of employment, the executive officer would receive a lump sum severance payment equal to two times (three times in the case of Mr. Mangum) his Applicable Severance Amount. The Agreement does not provide any guarantee of employment or any other terms and conditions of employment.

     Pursuant to the terms of their stock option agreements, in the event of a change in control of the Company, all options then granted to the executive officers of the Company become automatically vested, to the extent not previously vested, as of the effective date of such change in control.

                        REPORT ON EXECUTIVE COMPENSATION

     All issues relating to executive officer compensation are addressed by the Compensation Committee of the Board of Directors. The Compensation Committee, which for fiscal 2001 was comprised of Messrs. Lyons and Casale, approves base salary and incentive compensation plans for executive officers reporting to the chief executive officer and other senior executives with a base salary in excess of a designated amount, and reviews and recommends base salary and incentive compensation plans for Mr. Mangum, Chairman and Chief Executive Officer, for final approval by the Board of Directors. Mr. Mangum, does not participate in decisions of the Board regarding his compensation. The Compensation Committee also establishes stock option plan participation levels for all employees, including executive officers.

     The components of the Company's executive compensation program consist of base salary, annual cash incentive plans and stock options. The Company's executive compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the information, investment, and insurance and education services industries, as well as within a broader spectrum of companies of comparable size and complexity. Competitive compensation information is determined from published sources as well as independent consultants. The Company's compensation program is structured and administered to support the Company's business mission and to generate favorable returns for its stockholders.

     BASE SALARY. Each executive officer's base salary is derived primarily through an analysis of appropriate industry and competitive labor markets for executive officer services, prepared at the direction of the Committee by the Company's Human Resources department with the advice of independent consultants. Other factors in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more or less responsibilities, the performance of the particular executive's business unit or department in relation to established strategic plans, the Company's operating budget for the year and the overall financial and strategic performance of the Company compared to target objectives.

     INCENTIVE COMPENSATION PLAN. For each executive officer, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company's strategic plans and annual operating budgets. Each individual's plan establishes a range of minimum, "at Plan" and maximum incentive compensation and a number of performance objectives. The performance objectives generally include earnings per share growth, the financial performance of an executive's business unit, and various other measurable financial and non-financial objectives. Incentive compensation earned is determined following completion of the fiscal year based on performance compared to objectives. Incentive compensation in excess of the established range may be paid where outstanding accomplishments have been achieved by the executive during the fiscal year. For fiscal year 2001, the Company and each of the Named Executive Officers met or exceeded "at Plan" performance objectives, resulting in the bonus compensation set forth in the Executive Compensation Table.

     STOCK OPTION AWARDS. The Company maintains stock option plans that are designed to align executive employees' and stockholders' interests in the enhancement of stockholder value. In formulating recommendations for stock option awards, the Compensation Committee evaluates the dilutive impact of additional stock options, the Company's overall financial performance for the year, the desirability of long-term service from an executive officer and the number of options held by other executives of the Company with the same, more or less responsibility than the executive officer under consideration. To encourage long-term performance, stock options typically vest over a five-year period and remain exercisable for ten years.

     CEO COMPENSATION. Compensation for Mr. Mangum, the Company's Chairman and Chief Executive Officer, is based on the same criteria used for executive officers generally, including an analysis of chief executive officer compensation of comparable companies. Mr. Mangum's incentive compensation for fiscal 2001 reflects favorable achievement of the performance objectives established under his cash incentive plan, particularly revenue and earnings per share growth, and the strategic positioning of the Company, the key determinants of Mr. Mangum's incentive compensation under his cash incentive plan.

Submitted by the Compensation Committee of the Board of Directors: John J. Lyons
                                                                   (Chairman)
                                                    Robert J. Casale

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during fiscal year 2001 were John J. Lyons and Robert J. Casale. Each is a director of the Company but neither is a current or former employee of the Company. There were no Compensation Committee interlocks or insider participation during fiscal year 2001.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change over the past five fiscal years in the cumulative shareholder return (assuming the reinvestment of dividends) of the Company's Common Stock with the cumulative total returns of both a broad equity market index (S&P MidCap 400 Index) and a peer group index (S&P 1500 Composite Services (Data Processing) Index).

     The table shows the value of $100 invested on June 30, 1996 in BISYS Common Stock and each of the broad market and published industry group indices.

                                                                                                         S&P 1500 COMPOSITE SVS.
                                                    BISYS GROUP, INC.         S&P MIDCAP 400 INDEX       (DATA PROCESSING) INDEX
                                                    -----------------         --------------------       -----------------------
1996                                                        100                         100                         100
1997                                                      110.6                       123.3                       114.8
1998                                                      108.6                       156.8                       138.9
1999                                                        155                       183.7                       171.8
2000                                                      162.9                       214.9                       203.2
2001                                                      312.6                         234                       236.1

     The above report of the Compensation Committee, including the Performance Graph, is not deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of the Directors of the Company is comprised of three independent Directors and acts under a written charter approved by the Board of Directors. A copy of that charter is attached to this Proxy Statement as Exhibit A. The members of the Committee are Messrs. DeDapper (Chairman), Cooper and Melone, each of whom is independent as defined by The National Association of Securities Dealers' independent director and audit committee listing standards for Nasdaq companies.

     Management has primary responsibility for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.

     In fulfilling its oversight responsibilities, the Audit Committee has met and held discussion with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements, set forth in the

Company's 2001 Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended June 30, 2001, with management and the independent auditors. The Audit Committee also discussed with PricewaterhouseCoopers, independent accountants for the Company who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepting accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:
                                               Jay W. DeDapper, Chairman
                                               Thomas A. Cooper
                                               Joseph J. Melone

                            AUDIT AND NON AUDIT FEES

     AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers for audit services for the year ended June 30, 2001, including reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such year, were $500,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION
FEES. PricewaterhouseCoopers did not render services related to financial information systems design and implementation for the year ended June 30, 2001.

     ALL OTHER FEES. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers for the year ended June 30, 2001 were $2.1 million, including audit-related services of $800,000. Audit-related services generally include fees for service auditor reviews, employee benefit plan audits, business acquisitions, accounting consultations, and assistance provided in connection with filings made under the Securities Act.

2. APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF STOCK FROM 160,000,000 SHARES OF COMMON STOCK TO 320,000,000 SHARES OF COMMON STOCK

     On August 28, 2001, the Board of Directors of the Company adopted resolutions approving an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") to increase the Company's authorized number of shares of stock from 160,000,000 shares of Common Stock to 320,000,000 shares of Common Stock, primarily in order to maintain the same percentage of shares outstanding to shares authorized for issuance in the event the Board of Directors determines to declare a 2 for 1 stock split in the form of a stock dividend prior to the next Annual Meeting of Directors. The additional shares would also be available for any other stock dividend or for any other proper purpose approved by the Board. In the event that the Board were to declare a 2 for 1 stock split in the form of a stock dividend, in the absence of such increase in authorized shares approximately 88% of the shares authorized for issuance would be outstanding or reserved for issuance in connection with the Company's stock option plans or employee stock purchase programs. The Board adopted the amendment, and recommends the amendment to stockholders, because the Board believes that it is advisable and in the Company's best interests to have available authorized and unissued shares in an amount adequate to provide for the future needs of the Company.

VOTE REQUIRED FOR APPROVAL

     The amendment to the Restated Certificate will be submitted to stockholders for their approval at the Annual Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval of the proposal to amend the Restated Certificate.

SUMMARY OF PROPOSAL

     The proposed amendment will modify the first sentence of Article FOURTH of the Restated Certificate to read as follows:

        "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 320,000,000 shares, consisting of 320,000,000 shares of Common Stock, $.02 par value (the "Common Stock")."

     The Company is currently authorized to issue 160,000,000 shares of stock, consisting solely of Common Stock. The proposed amendment would increase the total number of shares of authorized stock to 320,000,000 shares of Common Stock. As of the September 21, 2001 record date for the Annual Meeting, 58,827,575 shares of Common Stock were issued and outstanding, and approximately
11.7 million aggregate additional shares of Common Stock were reserved for issuance under the Company's stock option plans, and the 2001 and 2002 Employee Stock Purchase Plans.

     The increase in authorized Common Stock will not have an immediate effect on the rights of existing stockholders. However, the additional shares will be available for issuance from time to time by the Company in the discretion of the Board of Directors without further authorization by vote of the stockholders unless such authorization is otherwise required by applicable law or regulation. These shares may be issued for stock splits or stock dividends or for any other proper corporate purpose including, without limitation: acquiring other businesses in exchange for shares of the Company's Common Stock; entering into joint venture or similar arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; raising capital through the sale of Common Stock; attracting and retaining valuable employees by the issuance of additional stock options or use of stock-based compensation plans; assumption of stock options held by employees of companies acquired by the Company; and the issuance of Common Stock pursuant to the Company's stockholder rights plan.

     Although the Company may engage in the foregoing actions in the future, except for the issuance of shares upon exercise of outstanding stock options, the issuance of additional stock options under the Company's 1999 Equity Participation Plan, and the issuance of shares under the Company's 2001 and 2002 Employee Stock Purchase Plans, no such actions involving the issuance of additional shares of Common Stock are pending as of the date hereof. If the proposed amendment is approved, the Board of Directors would be able to authorize the issuance of shares of Common Stock without the necessity, and related costs or delays, of either calling a special stockholders' meeting or waiting for the next Annual Meeting of Stockholders to increase the authorized shares of Common Stock.

     Shares of Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights, and current stockholders will not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership of Common Stock. Each additional authorized share of Common Stock will have the same rights and privileges as currently authorized common stock.

     The issuance of the additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing stockholders. Issuing additional shares of Common Stock could dilute the voting rights of stockholders and could be issued in one or more transactions that could have the effect of delaying, making more costly or preventing a change of control or takeover of the Company. The proposed amendment to the Restated Certificate is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of Common Stock in order to impede a takeover attempt.

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval of this amendment to the Restated Certificate to increase the Company's authorized shares of Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE.

3. APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

     On August 28, 2001, the Board of Directors of the Company adopted, subject to stockholder approval, The BISYS Group, Inc., 2002 Employee Stock Purchase Plan (the "2002 Plan"). Under the 2002 Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), options to purchase shares of Common Stock (hereinafter, "Employee Options") will be granted to eligible employees of the Company. The Board of Directors believes that the grant of Employee Options is an important incentive for attracting, retaining and motivating employees through the opportunity of equity participation. The 2002 Plan in intended to serve this function. A copy of the 2002 Plan is attached to this Proxy Statement as Exhibit B. The principal features of the 2002 Plan are summarized below.

VOTE REQUIRED FOR APPROVAL

     The 2002 Plan will be submitted to stockholders for their approval at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 2002 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2002 PLAN.

SUMMARY OF THE 2002 PLAN

     An aggregate of 325,000 shares of Common Stock have been reserved for issuance upon the exercise of Employee Options granted under the 2002 Plan, subject to stockholder approval of the 2002 Plan. If approved by stockholders, the 2002 Plan will become effective on January 1, 2002. The 2002 Plan will terminate on December 31, 2002, unless terminated earlier by the Board of Directors. The approximately 4,000 employees, who are regularly scheduled to work for the Company, or its subsidiaries, at least 20 hours per week and who have completed one month of employment as of January 1, 2002 for the Company, or its subsidiaries, will be eligible to receive Employee Options. In addition, any persons who become employees of the Company during 2002 by virtue of a merger or acquisition (whether such transaction involves the acquisition of stock or assets) (an "Acquisition") and who meet the remaining eligibility requirements ("Acquired Employees") will be eligible to receive Employee Options as of the first day of the calendar quarter following such Acquisition. The maximum number of shares that may be purchased by any participant under the 2002 Plan will be equal to the lesser of 15% of base pay or $25,000, divided by 85% of the lesser of the fair market value of the Company's Common Stock on January 1, 2002 (or, in the case of Acquired Employees, the higher of the fair market value of the Company's Common Stock on January 1, 2002 or their eligibility date) and December 31, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on the most recent prior trading day. No employee will be granted an Employee Option if (i) immediately after such grant such employee would own stock possessing 5% or more (including stock subject to outstanding options) of the total combined voting power or value of all classes of stock of the Company; or (ii) the exercise of such Employee Option would result in the employee acquiring a cumulative total of more than 1,400 shares of Common Stock under the 2002 Plan. In the event that any outstanding Employee Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Employee Option will be available for issuance under the 2002 Plan.

     Under the 2002 Plan, the exercise price of an Employee Option will be the lower of: (i) 85% of the fair market value of a share of Common Stock on January 1, 2002 (or, in the case of Acquired Employees, the higher of the fair market value of the Company's Common Stock on January 1, 2002 or their eligibility date) based upon the closing price of the Common Stock on the Nasdaq National Market on the most recent prior trading day or (ii) 85% of the fair market value of a share of Common Stock on December 31, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2002. All Employee Options will be considered exercised on December 31, 2002.

     The Compensation Committee of the Board of Directors will administer the 2002 Plan. The Committee's authority to administer the 2002 Plan includes the authority to (i) interpret the 2002 Plan and decide any matters arising thereunder, and (ii) adopt such rules and regulations, not inconsistent with the provisions of the 2002 Plan, as it may deem advisable to carry out the purposes of the 2002 Plan. The Company is responsible for all expenses and liabilities incurred by the Board of Directors or the Committee in administering the 2002 Plan.

     The 2002 Plan provides that Employee Options are not transferable other than by will or by the laws of descent and distribution, and during an optionee's lifetime an Employee Option is exercisable only by an optionee. In the event that after the adoption of the 2002 Plan the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the number of shares of Common Stock (and the price per share) subject to the unexercised portion of any outstanding Employee Option and the number of shares for which Employee Options may be granted under the 2002 Plan will be appropriately adjusted (to the nearest possible full share) by the Board of Directors, and such adjustment shall be effective and binding for all purposes. Notwithstanding the foregoing, the Board may make such adjustment as it deems equitable in respect of outstanding Employee Options, including, without limitation, the revision or cancellation of any outstanding Employee Options, in the event of an offer to acquire the outstanding shares of the Company or a transaction involving the sale of all or substantially all of the assets of the Company.

     The market value of the Common Stock as of the close of business on September 21, 2001, as reflected by the closing price of the Common Stock on the Nasdaq National Market, was $49.19 per share. The decision whether to participate in the 2002 Plan, and the extent of such participation, is in the discretion of each eligible employee and, thus, the amount of Employee Options to be granted is presently not determinable. To date, no Employee Options under the 2002 Plan have been granted.

FEDERAL INCOME TAX CONSEQUENCES

     The tax consequences of the Employee Options issuable under the 2002 Plan are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Employee Options granted pursuant to the 2002 Plan are intended to qualify as options issued under an "employee stock purchase plan" within the meaning of
Section 423 of the Code. If an optionee makes no disposition of the shares acquired pursuant to the exercise of an Employee Option within one year after the transfer of shares to such optionee and within two years from the grant of the option, then, (i) such optionee will realize no taxable income as a result of the grant or exercise of such Employee Option, and (ii) on the subsequent disposition of the shares received upon exercise of the Employee Option or the death of the optionee, the optionee generally will realize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition or death over the exercise price, or (b) 15% of the fair market value of the shares at the time the Employee Option was granted. In the case of such a disposition, the optionee's basis in the shares will be increased by the amount of ordinary compensation so realized, with the result that the optionee generally will realize long-term capital gain or loss equal to the difference, if any, between the proceeds realized from the disposition over the sum of (x) the exercise price and (y) the amount of ordinary compensation income realized. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of the Employee Options, the transfer of shares upon their exercise or the disposition of those shares.

     If shares subject to an Employee Option are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares on the date of exercise generally will be treated as short-term capital gain.

4. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2002, subject to the ratification of such appointment by stockholders at the Annual Meeting. This firm and Coopers & Lybrand L.L.P. (which merged with Price Waterhouse LLP in 1998 to form PricewaterhouseCoopers LLP) have audited the Company's financial statements since the Company's inception in 1989.

     If the foregoing appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2002 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.

VOTE REQUIRED FOR RATIFICATION

     The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the auditors of the Company for fiscal 2002 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion. The Company's Annual Report to Stockholders for the year ended June 30, 2001 is being mailed to stockholders together with this Proxy Statement.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefore) and Georgeson Shareholder, Inc., a proxy solicitor (for an estimated total cost to the Company of $5,000), may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal for consideration at the 2002 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 90 Park Avenue, New York, New York 10016, Attention: Secretary, not later than June 11, 2002.

DISCRETIONARY AUTHORITY

     A duly executed proxy given in connection with the Company's Annual Meeting of Stockholders in 2002 will give each of the proxies named therein discretionary authority to vote on any matter of which the Company does not have written notice on or before September 7, 2002 (forty-five days prior to the anniversary date on which the Company is first mailing its proxy materials for its 2001 Annual Meeting), without advice as to the nature of such matter in the Company's 2002 Proxy Statement.

ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2001, FILED BY THE COMPANY WITH THE COMMISSION, WILL BE FURNISHED (WITHOUT EXHIBITS), WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON SEPTEMBER 21, 2001, THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO THE BISYS GROUP, INC., 90 PARK AVENUE, NEW YORK, NEW YORK 10016, ATTENTION: SECRETARY.

                                                                       EXHIBIT A

                             THE BISYS GROUP, INC.

                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including oversight review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP/MEETINGS

     Effective as of June 14, 2001, the Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD. Committee meetings shall be held not less than four times per year.

     Accordingly, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditor, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The Committee shall update the Board quarterly on these activities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ('SAS') No. 61.

     - As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

     - The Committee shall meet with management (including appropriate internal audit staff) and the outside auditors (collectively or individually as it deems appropriate) to discuss the quality and adequacy of the Company's internal controls, including the activities, organizational structure and qualifications of the internal audit functions.

     - The Committee shall:

      - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

      - discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

      - recommend that the Board take appropriate action to oversee the independence of the outside auditor.

     - The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority, and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor. The Committee shall review the outside auditor's proposed audit scope and approach and fee arrangements.

     - The Committee shall:

      - review management's monitoring of compliance with the company's code of corporate conduct and with the Foreign Corrupt Practices Act.

      - review, with the company's counsel, any legal matters that could have a significant impact on the company's financial statements.

      - review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission.

      - review the policies and procedures in effect for the review of officers' expenses and perquisites.

                                                                       EXHIBIT B

                             THE BISYS GROUP, INC.

                       2002 EMPLOYEE STOCK PURCHASE PLAN

     SECTION 1. Purpose. The purpose of The BISYS Group, Inc. 2002 Employee Stock Purchase Plan (the "Plan") is to promote the interests of The BISYS Group, Inc., a Delaware corporation (the "Company") and any Subsidiary thereof (as hereinafter defined), and its stockholders by providing an opportunity to certain current employees of the Company or any Subsidiary thereof to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and to encourage such employees to devote their best efforts to the business and financial success of the Company. It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423.

     SECTION 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

     2.01. "Base Pay" shall be determined as of the first business day of December 2001 by multiplying the normal biweekly rate of a salaried Employee by 26 or the hourly rate of an hourly Employee by 2,080; provided, that, in the case of a part-time hourly Employee, the Employee's Base Pay shall be determined by multiplying such Employee's hourly rate by the number of regularly scheduled hours of work for such Employee during the one-year period beginning on the first business day of December 2001. The calculation of Base Pay shall be made without regard to payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

     2.02. "Board of Directors" shall mean the Board of Directors of the Company.

     2.03. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

     2.04. "Common Stock" shall mean the Common Stock, $.02 par value, of the Company.

     2.05. "Eligibility Date" shall mean January 1, 2002; provided that any Employee who becomes an Employee of the Company or any Subsidiary by virtue of a merger or acquisition (whether such transaction involves the acquisition of stock or assets) (an "Acquisition") shall have an Eligibility Date of the first day of the calendar quarter following the completion of such Acquisition.

     2.06. "Employee" shall mean any person, including an officer or director of the Company or a Subsidiary of the Company, who is customarily employed on a full-time or part-time basis by the Company or a Subsidiary of the Company and is regularly scheduled to work at least 20 hours per week.

     2.07. "Offering" shall have the meaning described in Section 4.01.

     2.08. "Option" shall mean any option to purchase Common Stock granted to an Employee pursuant to this Plan.

     2.09. "Participant" shall mean any Employee that is eligible to participate in the Plan and who elects to participate in the Plan.

     2.10. "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

     2.11. "Subsidiary of the Company" shall have the meaning set forth in
Section 424(f) of the Code.

     SECTION 3. Eligibility and Participation. The following provisions shall govern the eligibility of Employees to participate in the Plan.

     3.01. Initial Eligibility. Any Employee who shall have completed one (1) month of employment as of January 1, 2002 (including, for Employees who become Employees by virtue of an Acquisition, employment with the acquired company) shall be eligible to participate in the Offering.

     3.02. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan

     (1) if, immediately after such grant, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of any of the Company, a Subsidiary of the Company or the Parent of the Company, such ownership to be determined by applying the rules of Section 424(d) of the Code and treating stock which the Employee may purchase under outstanding options as stock owned by the Employee; or

     (2) which would permit his rights to purchase stock under the Plan (and under any other plans of the Company qualifying under Section 423 of the Code) to accrue at a rate which exceeds the lesser of (i) $25,000 (or, for an Employee who becomes an Employee by virtue of an Acquisition, a pro rata portion of $25,000 based on the portion of the year during which such Employee is eligible to participate hereunder) or (ii) 15% of the Employee's Base Pay of fair market value of the stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding; or

     (3) if the exercise of such Option would result in the Employee acquiring a cumulative total of more than 1,400 shares of Common Stock under the Plan.

     3.03. Commencement of Participation. An eligible Employee may become a Participant in the Plan by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Executive Vice President of Human Resources of the Company on or before the date set therefor by the Committee which date shall be prior to the Eligibility Date. Payroll deductions shall be made from a Participant's 2002 Base Pay and shall commence on the first regularly scheduled payday after the Eligibility Date and shall terminate on the last regularly scheduled payday on or before December 31, 2002, unless sooner terminated by the Participant pursuant to Section 9.01.

     SECTION 4. Common Stock Subject to the Plan.

     4.01. Number of Shares. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate three hundred twenty five thousand (325,000) shares of Common Stock. The Plan will be implemented by an Offering of shares of Common Stock (the "Offering"). The Offering shall begin on January 1, 2002 and shall terminate on December 31, 2002.

     4.02. Reissuance. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock, as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan.

     SECTION 5. Administration of the Plan.

     5.01. Committee. The Plan shall be administered by a committee (the "Committee"), which shall be established by the Board of Directors and shall consist of no less than two persons. All members of the Committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

     The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

     5.02. Interpretation. The Committee shall be authorized (i) to interpret the Plan and decide any matters arising thereunder and (ii) to adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

     5.03. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final and conclusive upon all parties.

     5.04. Voting by Committee Members. Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

     5.05. Expenses, Etc. All expenses and liabilities incurred by the Board of Directors or the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

     SECTION 6. Payroll Deductions.

     6.01. Amount of Deduction. At the time a Participant files his authorization for payroll deduction pursuant to Section 3.03, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in the Offering at the rate of from 1 to 15% of his Base Pay, as determined as of the first business day of December 2001.

     6.02. Participant's Account; No Interest. All payroll deductions made for a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account. No interest shall accrue on amounts credited to a Participant's account under the Plan, regardless of whether or not the funds in such account are ultimately used to acquire shares of Common Stock.

     6.03. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan pursuant to Section 9.01, but no other change can be made during the Offering and, specifically, a Participant may not alter the amount of his payroll deductions for the Offering.

     6.04. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     SECTION 7. Grant of Option.

     7.01. Terms and Conditions. A description of the terms and conditions of this Plan shall be made available to the Participants in such form and manner as the Committee shall approve. Such description shall be consistent with this Plan and with the treatment of Options as being issued under an "employee stock purchase plan" under Section 423 of the Code.

     7.02. Number of Option Shares; Pro Rata Allocation.

     (a) On the Eligibility Date, each Participant shall be deemed to have been granted an Option, subject to the limitations of Section 3.02, to purchase a maximum number of shares of Common Stock equal to the number obtained by multiplying (i) the percentage of the Employee's Base Pay which he has elected to have withheld pursuant to Section 6.01 by (ii) the Employee's Base Pay and dividing the resulting product by the lesser of : (y) the greater of: (1) 85% of the fair market value of a share of Common Stock of the Company on January 1, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2001; and (2) 85% of the fair market value of a share of Common Stock of the Company on the Eligibility Date, based upon the closing price of the Common Stock on the Nasdaq National Market on the day immediately preceding the Eligibility Date; and (z) 85% of the fair market value of a share of Common Stock of the Company on December 31, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2002; provided, however, that in no event shall the total number of shares of Common Stock for which Options are granted exceed 325,000 shares.

     (b) If the total number of shares of Common Stock for which Options would have been granted pursuant to Section 7.02(a) would have exceeded 325,000 shares (absent the proviso to that section), the Company shall make a pro rata allocation of the Options available for grant in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

     7.03. Option Price. The Option price of shares of Common Stock subject to an Option shall be the lower of:

     (a) the greater of (i) 85% of the fair market value of a share of Common Stock of the Company on January 1, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2001; and (ii) 85% of the fair market value of a share of Common Stock of the Company on the Eligibility Date, based upon the closing price of the Common Stock on the Nasdaq National Market on the day immediately preceding the Eligibility Date; and

     (b) 85% of the fair market value of the shares of Common Stock subject to the Option on December 31, 2002, based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 2002.

     7.04. Fair Market Value. For purposes of this Plan, the fair market value per share of Common Stock as of any day shall mean the closing price as quoted on the Nasdaq system on such day or, if such day is not a trading day, the last preceding trading day. If at any time the Common Stock is not quoted in the Nasdaq system, the fair market value of the shares of Common Stock subject to an Option on the date the Option is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

     7.05. Interest in Option Stock. A Participant shall have no interest in shares of Common Stock covered by his Option until such Option has been exercised.

     7.06. Transferability. Neither payroll deductions credited to a Participant's account nor Options shall be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an Option shall be exercisable only by the Optionee.

     7.07. Tax Withholding. In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an Option granted hereunder, the Company shall be entitled to deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

     SECTION 8. Exercise of Options.

     8.01. Automatic Exercise. Unless a Participant gives written notice to the Company of withdrawal pursuant to Section 9.01, his Option to acquire Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on December 31, 2002 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option price (but not in excess of the number of shares of Common Stock for which Options have been granted to the Employee pursuant to Section 7.02), and any excess in his account at that time will be returned to him.

     8.02. Fractional Shares.  Fractional shares will be issued under the Plan.

     8.03. Delivery of Stock. As promptly as practicable after December 31, 2002, the Company will deliver to each Participant, in such Participant's name, the shares of Common Stock purchased upon exercise of such Participant's Option. Such issuances shall be in "book entry" form. No shares of Common Stock issued under the Plan may be certificated prior to January 1, 2004, except those shares issued to persons subject to the reporting requirements under the Securities Exchange Act of 1934, as amended.

     SECTION 9. Withdrawal.

     9.01. In General. A Participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Executive Vice President of Human Resources of the Company. All of the Participant's payroll deductions credited to his account will be paid to him within 30 days after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay; provided, that, the Participant gives notice of withdrawal sufficiently prior to the next scheduled payroll deduction.

     9.02. Cessation of Employee Status. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, for any reason, other than as a result of his death, the payroll deductions credited to his account will be returned to him.

     9.03. Termination Due to Death. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, by reason of his death, his legal representative shall have the right to elect, by written notice given to the Executive Vice President of Human Resources of the Company prior to December 31, 2002 either:

     (a) to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

     (b) to exercise the Participant's Option granted under Section 7.02 for the purchase of shares of Common Stock on December 31, 2002 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in the Participant's account will purchase at the applicable Option price, and any excess in such account will be returned to the Participant's legal representative.

     In the event that no such written notice of election shall be duly received by the office of the Executive Vice President of Human Resources of the Company, the Participant's legal representative shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant's Option.

     SECTION 10. Adjustments.

     (a) In the event that after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the Option price per share) subject to the unexercised portion of any outstanding Option; provided, however, that the limitations of Section 424 of the Code shall apply with respect to such adjustments; (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in Section
4.01 hereof, and such adjustment shall be effective and binding for all purposes of this Plan.

     (b) Notwithstanding the foregoing, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or
(ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options including, without limitation, the revision or cancellation of any outstanding Options. Any such determination by the Committee shall be effective and binding for all purposes of this Plan.

     SECTION 11. Effect of the Plan on Employment Relationship. Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

     SECTION 12. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding stock of the Company entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase materially the benefits accruing to Participants under the Plan, (ii) to increase materially (except for increases due to adjustments in accordance with Section 10 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder or (iii) to modify materially the requirements as to eligibility for participation in the Plan.

     SECTION 13. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate one year after its effective date. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan.

     SECTION 14. Effective Date of the Plan. This Plan shall be effective as of January 1, 2002, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2001. If the Plan is not so approved, the Plan shall not become effective.

                ARROW DOWN    FOLD AND DETACH HERE    ARROW DOWN
________________________________________________________________________________

                              THE BISYS GROUP, INC.

                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         Annual Meeting of Stockholders

                           Thursday, November 15, 2001

         The undersigned stockholder of THE BISYS GROUP, INC., a Delaware corporation, hereby appoints Dennis R. Sheehan and Kevin J. Dell, or either of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of The BISYS Group, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Club 101, 101 Park Avenue, New York, New York 10016 on November 15, 2001, at 9:00 a.m. (local time) and at any adjournment thereof, in accordance with the instructions on the reverse side.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE,THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2, NO. 3, AND NO. 4. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2, NO. 3, AND NO. 4.

1. Election of Directors:

[ ] FOR all nominees listed below

[ ] *WITHHOLD AUTHORITY
    to vote for all nominees listed below

[ ] *EXCEPTIONS

Nominees: Lynn J. Mangum, Denis A. Bovin, Robert J. Casale, Thomas A. Cooper, Jay W. DeDapper, John J. Lyons, Thomas E. McInerney, and Joseph J. Melone

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions:_____________________________________________________________________

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (continued on reverse side)

               ARROW DOWN    FOLD AND DETACH HERE     ARROW DOWN

2. The proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized shares of stock from 160,000,000 shares of Common Stock to 320,000,000 shares of Common Stock.

    [ ]   FOR                  [ ]   AGAINST                    [ ]   ABSTAIN

3.  The proposal to approve the Company's 2002 Employee Stock Purchase Plan.

    [ ]   FOR                  [ ]   AGAINST                    [ ]   ABSTAIN

4. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year ending June 30, 2002.

    [ ]   FOR                  [ ]   AGAINST                    [ ]   ABSTAIN

The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

Change of Address and/or Comments Mark Here [ ]


Date________________________________________________________________, 2001


Signature ________________________________________________________________


Signature (if held jointly) ______________________________________________

Please sign exactly as name appears hereon. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc. please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE